Exhibit (a)(1)(i)

Offer to Purchase for Cash Outstanding Options to Purchase
Shares of Class A Common Stock of Talmer Bancorp, Inc.

THE TENDER OFFER AND WITHDRAWAL RIGHTS DESCRIBED BELOW WILL
EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 29, 2016 UNLESS THE
TENDER OFFER IS EXTENDED BY TALMER BANCORP, INC.

Talmer Bancorp, Inc., a Michigan corporation (“Talmer,” “we” or “us”), upon the terms and subject to the conditions described in this offer to purchase outstanding stock options and the accompanying election form, hereby offers to purchase for cancellation certain options to purchase shares of our Class A common stock, par value $1.00 per share, in exchange for the cash payment described below. Upon the completion of the offer, options that have been validly tendered in the offer will be cancelled and converted into the right to receive from us a cash payment in an amount described below. Unless the context otherwise requires, all references to shares mean our shares of Class A common stock.

This offer is being made in connection with the proposed merger of Talmer with Chemical Financial Corporation, a Michigan corporation (“Chemical”), pursuant to which each outstanding share of our Class A common stock will be converted into the right to receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest. As permitted by the merger agreement, Talmer is making a tender offer to all holders of outstanding Talmer stock options (“optionholders” or “you”) that will give each optionholder the opportunity to tender to Talmer up to 25% of such optionholder’s options that were outstanding on January 25, 2016 (the date of the merger agreement), and no more than that amount, in exchange for a cash payment to be made on the closing date of the merger. Each option that is validly tendered and not withdrawn will be cancelled upon such payment.

The cash payment for each such option will be calculated as follows: the optionholder will be entitled to receive, for each cancelled option to purchase one share of Talmer Class A common stock, cash in an amount equal to the “Option Cash-Out Consideration,” less any required withholding taxes. “Option Cash-Out Consideration” means, for each cancelled option, cash in an amount equal to (i) the sum of (A) the product of (x) 0.4725 multiplied by (y) the Chemical Closing Price, plus (B) $1.61, minus (ii) the per-share exercise price for such cancelled option. The “Chemical Closing Price” is the volume weighted average trading price on the NASDAQ Global Select Market of Chemical common stock for the 15 full trading days ending on the second trading day immediately preceding the closing date of the merger. All options with the same exercise price will be cancelled for the same Option Cash-Out Consideration. All options that an optionholder could have tendered in the tender offer but does not tender (or exercise before the closing date of the merger) will be converted into Chemical stock options in accordance with the terms of the merger agreement.

This offer is conditioned upon the satisfaction or waiver of all conditions to the merger agreement, and if these conditions have not been satisfied or waived pursuant to the merger agreement on or before the expiration date, we expect that we will extend the expiration of the tender offer to a date on which we reasonably believe such conditions will be satisfied or waived. We do not expect to complete the offer by paying for the tendered shares unless the merger is consummated on or about the same date.

This offer is not conditioned on any minimum number of optionholders electing to participate in this offer or on any minimum total number of shares subject to options being validly tendered. The offer, however, is subject to the conditions described in this offer to purchase, including the satisfaction or waiver of certain conditions to the merger. See “The Offer - Conditions.”

Any holder who desires to participate in this offer and tender a portion of his or her options should complete and sign the election form, or a copy of it, and hand deliver, mail, deliver or send by facsimile or email (PDF) transmission the manually signed election form or copy, to the address, facsimile number or email address listed below. See “The Offer - Procedures for Tendering Options.”

The Talmer board of directors unanimously recommended the merger agreement to Talmer shareholders and that Talmer shareholders vote “FOR” the proposal to approve the merger agreement as described in the joint proxy statement and prospectus. The Talmer board of directors did not make a recommendation, however, regarding whether you should tender your options for cash pursuant to this offer. For a discussion of the significant consequences of your decision not to tender, see “Certain Significant Considerations.”

i

This offer to purchase is dated July 19, 2016. You should not assume that the information contained in this offer to purchase is accurate as of any date other than that date, and the delivery of this offer to purchase shall not, under any circumstances, create an implication that there has been no change in our affairs since that date or that the information herein is correct as of any time after that date.

Completed election forms and questions and requests for assistance or for additional copies of this offer to purchase or the related election form may be directed to:

Tera Varde, CPA
Managing Director
Financial Reporting Director
Talmer Bank and Trust
2301 W. Big Beaver Rd., Suite 525
Troy, MI 48084
Telephone: (248) 244-6969
tvarde@talmerbank.com
Fax: (248) 269-4961

If you agree to tender some of your options, you must complete and sign the election form accompanying this offer to purchase in accordance with its instructions, and deliver it by hand, mail, facsimile or email (PDF), together with any other documents required by the election form, to Ms. Tera Varde at the address above.

We are not aware of any jurisdiction where the making of the offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such applicable laws, the offer will not be made to, nor will election forms be accepted from or on behalf of, any optionholder residing in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options in the offer or as to the purchase price or prices at which you may choose to tender your options. You should rely only on the information contained in this offer to tender, the election form or documents to which we have referred. We have not authorized any person to give any information or to make any representations in connection with the offer other than those contained in this offer to purchase and the related election form. If anyone makes any recommendation or gives any information or representation to you, you must not rely on that recommendation, information or representation as having been authorized by us.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION DETERMINED WHETHER THE INFORMATION IN THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ii

This page intentionally left blank.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary does not describe all of the details of the tender offer to the same extent that they are described elsewhere in this offer to purchase. We encourage you to read this entire document and the related election form because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

The Offer. You are being offered the opportunity to tender up to 25% of your options to purchase shares of our Class A common stock that were outstanding on January 25, 2016 (the date of the merger agreement), and no more than that amount. If you elect to participate in this offer, the options you tender will be cancelled in exchange for the payment described below upon completion of the offer. See “The Offer.”

Payment for Your Options. Upon the completion of the offer, options that have been validly tendered in the offer will be cancelled and converted into the right to receive, for each cancelled option to purchase one share of Talmer Class A common stock, cash in an amount equal to the “Option Cash-Out Consideration,” less any required withholding taxes. “Option Cash-Out Consideration” means, for each cancelled option, cash in an amount equal to (i) the sum of (A) the product of (x) 0.4725 (the exchange ratio in the merger) multiplied by (y) the “Chemical Closing Price,” plus (B) $1.61, minus (ii) the per-share exercise price for such cancelled option. The “Chemical Closing Price” means the volume weighted average trading price on the NASDAQ Global Select Market of the common stock of Chemical Financial Corporation for the 15 full trading days ending on the second trading day immediately preceding the closing date of the merger. All options with the same exercise price will be cancelled for the same Option Cash-Out Consideration. See “The Offer.”

If the offer is completed, validly tendered options will be paid for promptly after the expiration date, on or about the closing date of the merger, in one of the following ways:

•	If you are an employee, the payment will be paid through our payroll system.

•	If you are a consultant, former employee or a non-employee director, you must provide wire transfer instructions to us so that we can pay you by wire transfer.

Duration of the Offer. The offer will expire at 5:00 p.m., Eastern Time, on August 29, 2016, unless we extend, amend or terminate the offer before that time. Subject to applicable laws and the terms described in this offer to purchase, we reserve the right to amend, extend or terminate the offer in our sole discretion; provided, however, that the offer may only be terminated before the expiration date pursuant to the offer conditions stated herein.

One of the offer conditions is the satisfaction or waiver of all conditions to the merger agreement, and if these conditions have not been satisfied or waived pursuant to the merger agreement on or before the expiration date, we expect that we will extend the expiration of the tender offer to a date on which we reasonably believe such conditions will be satisfied or waived. We expect that the tender offer and the merger will be completed on or about the same date. See “The Offer.”

Conditions of the Offer. The completion of the offer is subject to the satisfaction or waiver of all conditions in the merger agreement; these conditions are described in “The Merger - Conditions to Consummation of the Merger.” The offer is not conditioned on the participation by any minimum number of optionholders in this offer or to any minimum total number of shares subject to options being validly tendered and not withdrawn. We do not intend to complete the offer unless we expect the merger to be completed on or about the same date as the completion of the offer.

Consequences of Failure to Tender. If you choose not to participate in this offer, all options that you could have tendered in the tender offer but do not tender (or exercise before the closing date of the merger) will be converted into Chemical stock options in accordance with the terms of the merger agreement, and you will not be entitled to receive the cash payment being made under this offer.

Purpose of the Offer. We have entered into a merger agreement with Chemical, under which we will be merged with Chemical and each outstanding share of our Class A common stock will be converted into the right to receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest. In connection with its consideration of the merger agreement and related matters, our board of directors, based on a recommendation of its compensation committee, approved this tender offer because, among other things, it would create a fully-transparent and organized process for holders of Talmer stock options, particularly Talmer’s directors and officers, who have a high ownership stake in Talmer relative to other peer institutions, including Chemical, to divest a portion of their stock options to bring their ownership in the combined company closer in line with that of Chemical’s insiders and the insiders of other peer institutions. See “The Offer ‒ Purpose of the Offer.”

Treatment of Options of Executive Officers and Directors. The following individuals are our executive officers and directors. The third column identifies the number of shares that each may purchase by exercising the options that he or she holds as of July 19, 2016:

Name	Position	Number of Shares Subject to Options

David Provost	Chief Executive Officer, President and Director of Talmer and Chief Executive Officer and Chairman of Talmer Bank	1,907,924
Gary Torgow	Chairman of Talmer and the Board of Directors	1,645,000
Dennis Klaeser	Chief Financial Officer and Executive Managing Director of Talmer and Talmer Bank	450,000
Gary Collins	Vice Chairman and Director of Talmer and Talmer Bank	325,000
Thomas Shafer	Chief Operating Officer of Talmer and President of Talmer Bank	450,000
Bradley Adams	Executive Managing Director - Corporate Development of Talmer and Talmer Bank	200,000
Gregory Bixby	Executive Managing Director and Chief Information Officer of Talmer and Talmer Bank	150,000
James Dunn(1)	Executive Managing Director and Chief Legal Counsel of Talmer Bank and Secretary of Talmer	150,000
Karl Grunawalt	Executive Managing Director and Chief Credit Officer of Talmer Bank	0
Kathleen Wendt(2)	Executive Managing Director and Chief Accounting Officer of Talmer and Talmer Bank	80,000
Max Berlin(3)	Director of Talmer and Talmer Bank	0
Jennifer Granholm	Director of Talmer and Talmer Bank	35,000
Paul Hodges, III	Director of Talmer and Talmer Bank	0
Ronald Klein(3)	Director of Talmer and Talmer Bank	40,000
Barbara Mahone(3)	Director of Talmer and Talmer Bank	0
Robert Naftaly	Director of Talmer and Talmer Bank	50,000
Albert Papa	Director of Talmer and Talmer Bank	0
Thomas Schellenberg(3)	Director of Talmer and Talmer Bank	25,000
Arthur Weiss	Director of Talmer and Talmer Bank	0

(1) Because Mr. Dunn held 245,000 options as of January 25, 2016, he can tender up to 61,250 options.
(2) Because Ms. Wendt held 110,000 options as of January 25, 2016, she can tender up to 27,500 options.
(3) Denotes the members of the compensation committee, who have indicated that they will not participate in the tender offer.

The business address and telephone number of each of the above executive officers and directors is c/o Talmer Bancorp, Inc., 2301 West Big Beaver Road, Suite 525, Troy, Michigan 48084.

If the merger is completed, we will purchase options tendered by our executive officers and directors (other than members of the compensation committee, who have indicated that they will not participate) on the same terms offered to all other optionholders. As of July 19, 2016, such persons (excluding the members of the compensation committee), as a group, beneficially owned options to purchase a total of 5,442,924 shares of Class A common stock, which represented approximately 91.26% of all options outstanding as of that date. See “The Offer ‒ Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options.”

How to Participate in the Offer. If you would like to participate in the offer and tender a portion of your options, you should complete and sign the election form accompanying this offer to purchase, or a copy of that form, and return it to us at the address or facsimile number or email address listed on page ii of this offer to purchase. To participate in the offer, you must properly complete the election form and return it to us before the expiration of the offer. See “The Offer - Procedures for Tendering Options.”

Withdrawal from the Offer. If you deliver an election form to us and later you would like to withdraw your election form, you must notify us in writing before the expiration of the offer at the address, facsimile number or email address listed on page ii of this offer to purchase. You must sign and deliver a notice of withdrawal (a “withdrawal letter”), which will result in all or a portion of your previously tendered options being withdrawn from the offer, according to the instructions you provide in the withdrawal letter. Even if you deliver a withdrawal letter to us, you may still re tender your options by delivering to us another completed election form before the expiration of the offer. See “The Offer - Withdrawal Rights.”

Tax Consequences of the Offer. If you are subject to U.S. taxes and if you tender your options and your options are accepted for cancellation, upon completion of the offer, you will recognize ordinary income in an amount equal to your option payment. If you are a current or former employee of Talmer (including its subsidiaries), you will be subject to U.S. federal, and possibly state and local, income and employment (FICA and Medicare) withholding taxes at the applicable withholding rates on the amount of your ordinary income. If you are not a current or former employee of Talmer, your ordinary income will be self-employment income, which will be subject to U.S. federal self-employment tax (which is not a withholding tax) and, unless you provide to us a properly completed and executed Form W-9 or substitute form, U.S. federal, and possibly state and local, backup withholding tax. If you do not elect to participate in this offer, you will not have any current tax consequences as a result of the offer. See “Material U.S. Federal Income Tax Consequences.” We recommend that you consult your own tax adviser regarding the tax consequences to you of the offer.

Contact for Questions. If you have any questions about the offer or any of the matters described in this offer to purchase or the election form, you should contact the following person at the address or telephone number indicated:

Tera Varde, CPA
Managing Director
Financial Reporting Director
Talmer Bank and Trust
2301 W. Big Beaver Rd., Suite 525
Troy, MI 48084
Telephone: (248) 244-6969
tvarde@talmerbank.com
Fax: (248) 269-4961

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following questions and answers briefly address some commonly asked questions about the offer. They may not include all the information that is important to you. We urge you to read carefully the entire offer to purchase and election form.

Who is offering to purchase my options?	Talmer Bancorp, Inc.

Which options are eligible to be tendered for a cash payment?
We are offering you the opportunity to tender up to 25% of your options to purchase shares of our Class A common stock that were outstanding on January 25, 2016 (the date of the merger agreement), and no more than that amount.

What will be the purchase price for the options?
If you elect to participate in the offer, then upon the completion of the offer, options that have been validly tendered in the offer will be cancelled and converted into the right to receive, for each cancelled option to purchase one share of Talmer Class A common stock, cash in an amount equal to the “Option Cash-Out Consideration,” less any required withholding taxes. “Option Cash-Out Consideration” means, for each cancelled option, cash in an amount equal to (i) the sum of (A) the product of (x) 0.4725 (the exchange ratio in the merger) multiplied by (y) the “Chemical Closing Price,” plus (B) $1.61, minus (ii) the per-share exercise price for such cancelled option. The “Chemical Closing Price” means the volume weighted average trading price on the NASDAQ Global Select Market of the common stock of Chemical Financial Corporation for the 15 full trading days ending on the second trading day immediately preceding the closing date of the merger.

May I tender an option that I have already exercised or partially exercised?
Only outstanding, unexercised options are eligible to be tendered under the offer. If you have previously exercised an option in part and the remaining unexercised portion of that option is outstanding, you may tender that remaining portion under the offer (provided that you may tender no more than 25% of your options to purchase shares of our Class A common stock that were outstanding on January 25, 2016).

Have we or our board of directors adopted a position on the offer?	Our board of directors has not made a recommendation regarding whether you should tender your options for cash pursuant to this offer.

How long will the offer remain open and can the offer be extended or terminated before that time?
The offer will expire at 5:00 p.m., Eastern Time, on August 29, 2016, unless we choose to extend the offer or to terminate the offer or are otherwise required by law to extend the offer. Subject to applicable laws and the terms we describe in this offer to purchase, we reserve the right to extend or terminate the offer in our sole discretion; provided, however, that the offer may only be terminated before the expiration date pursuant to the offer conditions stated herein. If the conditions to the merger agreement have not been satisfied or waived pursuant to the merger agreement on or before the expiration date, we expect to extend the offer to a date on which we reasonably believe that such conditions will be satisfied or waived. We expect this offer and the merger will be completed on or about the same date.

How will I be notified if Talmer extends or terminates the tender offer or amends the terms of the tender offer?
If we extend or terminate the offer, we will notify you via email not later than 9:00 a.m., Eastern Time, on the business day after the then-scheduled expiration date. If we otherwise amend the offer, we will notify you via email on the date of that amendment. We will also announce any extension of, amendment to or termination of the offer by making the appropriate filing with the SEC. We post our filings with the SEC on our website at www.talmerbank.com.

Are there any conditions to completion of this tender offer?
Yes. The completion of the offer is conditioned on the satisfaction or waiver of the conditions provided in the merger agreement; these conditions, which are numerous, are described in “The Merger - Conditions to Consummation of the Merger.” The offer is not conditioned upon a minimum number of optionholders electing to participate in this offer or on any minimum total number of shares subject to options being validly tendered and not withdrawn.

Why is Talmer making the offer?
We have entered into a merger agreement with Chemical under which we will be merged with Chemical and each outstanding share of our Class A common stock will be converted into the right to receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest. In connection with its consideration of the merger agreement and related matters, the board of directors of Talmer, based on a recommendation of its compensation committee, approved this tender offer because, among other things, it would create a fully-transparent and organized process for holders of Talmer stock options, particularly Talmer’s directors and officers, who have a high ownership stake in Talmer relative to other peer institutions, including Chemical, to divest a portion of their stock options to bring their ownership in the combined company closer in line with that of Chemical’s insiders and the insiders of other peer institutions.

What happens if the merger agreement is terminated?
If the merger agreement is terminated before the expiration date of the offer, we intend to terminate this offer, and if the offer is terminated, we will not pay any consideration in exchange for options tendered to us. Under those circumstances, you will continue to hold your options to purchase our Class A common stock under the same terms and conditions that applied before the offer.

Will our executive officers or directors participate in this offer?
Our directors and executive officers who hold options may participate in the offer on the same terms as all other optionholders, provided that the four members of the compensation committee of our board of directors have indicated that they will not participate in the offer.

When will payment be made?
Subject to the terms and conditions of the offer, payment for options validly tendered and not withdrawn will be made promptly after expiration of the offer, on or about the closing date of the merger.

How do I participate in the offer and tender a portion of my options?
If you decide to participate in the offer and tender a portion of your options, you must return to us, before the expiration date, a properly completed and signed election form, or a copy of that form, at the address or facsimile number or email address listed on page ii of this offer to purchase. We may reject any election form delivered to us to the extent that we determine in our discretion it is not properly completed or to the extent we believe it would be unlawful to accept the tendered options. If you do not properly complete, sign and deliver to us the election form before the expiration date of the offer, you will not be entitled to receive any payments in connection with the completion of the offer.

Do I have to pay a commission if I agree to tender my options?	No. There is no commission if you tender your options.

Once I have tendered options in the offer, can I withdraw my tendered options?
If you deliver an election form to us and later you would like to withdraw your election form, you must notify us in writing before the expiration of the offer at the address, facsimile number or email address listed on page ii of this offer to purchase. You must sign and deliver a notice of withdrawal (withdrawal letter), which will result in all or a portion of your previously tendered options being withdrawn from the offer, according to the instructions you provide in the withdrawal letter. Even if you deliver a withdrawal letter to us, you may still tender your options by delivering to us another completed election form before the expiration of the offer. See “The Offer - Withdrawal Rights.”

What will happen to my options if I do not tender my options in the offer?
If you choose not to participate in this offer, all options that you could have tendered in the tender offer but do not tender (or exercise before the closing date of the merger) will be converted into Chemical stock options in accordance with the terms of the merger agreement, and you will not be entitled to receive the cash payment being made under this offer. See “Certain Significant Considerations.”

What happens if my options expire before the expiration date of the offer?
We will accept for cancellation and purchase only those options that are still outstanding on the expiration date of the offer. Any option that expires by its terms before the expiration date of this offer will not be considered outstanding, and no payment will be made for those options pursuant to this offer. Because we may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. Accordingly, it is your responsibility to decide whether to exercise any of your options before they expire, whether or not you have tendered them pursuant to this offer.

Can I exercise my options after I have tendered them?
Even if you tender your options in this offer, you may still exercise any of your options to purchase our Class A common stock at any time up to the expiration date of this offer by following the procedures for exercise set forth in the terms and conditions of your options.

What happens if I exercise my options and purchase Talmer Class A common stock before the expiration date of the offer?
If you exercise your options before the expiration date of the offer according to the terms and conditions of your options, even if you have already tendered your options in this offer, you will receive shares of our Class A common stock as a result of that exercise, and you will not receive any payment in this offer. If the merger is then completed and you own the shares at the time of the merger, each share of our Class A common stock that you own will be cancelled in the merger, and you will be entitled to receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest, in exchange for that cancelled share.

What happens if my employment with Talmer terminates before the expiration date of the offer?
If your employment with Talmer terminates during the pendency of the offer and your options remain exercisable, you will continue to be permitted to tender your options in the offer until your options are no longer exercisable according to their terms, at which time they will terminate.

How will Talmer pay for the tendered options?	Chemical will be the surviving corporation in the merger and on the closing date of the merger will make, out of its available cash, the payments for validly tendered options.

What are the U.S. federal income tax consequences if I tender my shares?
If you are subject to U.S. taxes and if you tender a portion of your options and those options are accepted for cancellation, you will recognize ordinary income in an amount equal to your option payment upon completion of the offer. If you are a current or former employee of Talmer, you will be subject to U.S. federal, and possibly state and local, income and employment (FICA and Medicare) withholding taxes at the applicable withholding rates on the amount of your ordinary income. If you are not a current or former employee of Talmer, your ordinary income will be self-employment income, which will be subject to U.S. federal self-employment tax (which is not a withholding tax) and, unless you provide to us a properly completed and executed Form W-9 or substitute form, U.S. federal and possibly state and local, backup withholding tax. If you do not elect to participate in this offer, you will not have any current tax consequences as a result of the offer. See “Material U.S. Federal Income Tax Consequences.” We recommend that you consult your own tax adviser regarding the tax consequences to you of the offer.

What is the recent market price of the options and the Class A common stock for which the options are exercisable?
Because the options generally are not transferable, there is no market price for the options. An option may be exercised to purchase one share of our Class A common stock at the designated exercise price for that option. On July 15, 2016, the last reported sale price of our Class A common stock was $20.12 per share.

Who can help answer my questions about the offer?
You may contact a representative of Talmer at the address and the phone number listed on page ii of this offer to purchase if you have any questions or requests for assistance or for additional copies of this offer to purchase or the election form.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This document, and the documents to which we refer you in this document, contain “forward looking statements” regarding Talmer’s outlook or expectations with respect to this offer, including the timing of the closing of the merger and this offer. Words such as “anticipated,” “believes,” “estimated,” “expected,” “projected,” “assumed,” “approximately,” “continued,” “should,” “will” and variations of such words and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are not guarantees of future financial performance and are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Talmer does not assume any duty to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and thus the termination of this offer;

•	the inability to complete the merger, and thus this offer, due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummate the merger;

•	the failure of the merger, and thus this offer, to close for any other reason;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement actions that have been or may be instituted against us and others relating to the merger; and

•	other risks detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You may obtain copies of these reports and our other filings for free at the SEC website at www.sec.gov or from our website at www.talmerbank.com. See “Available Information.”

CERTAIN SIGNIFICANT CONSIDERATIONS

When making a decision about whether or not to tender your options, you should consider the following significant considerations.

There will be consequences if you exercise your options before the completion of the merger. If you exercise your options before the expiration date of the offer according to the current terms and conditions of your options, you will receive shares of our Class A common stock as a result of that exercise, and you will not receive any payments in this offer with respect to exercised options. If the merger is then completed and you own the shares at the time of the merger, each share of our Class A common stock that you own will be cancelled in the merger, and you will be entitled to receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest, in exchange for that cancelled share.

There will be consequences if the merger is completed. If the merger is completed, we will no longer be a public company, and our Class A common stock will no longer be traded on the NASDAQ Capital Market or any other stock market. Under the terms of the merger agreement, if the merger is completed, any options that you did not tender before the expiration of the offer or exercise before the closing date of the merger will become options to purchase shares of common stock of Chemical.

THE OFFER

Overview

As of July 19, 2016, there were outstanding options to acquire 5,964,174 shares of our Class A common stock. Upon the terms and subject to the conditions described in this offer to purchase and the accompanying election form, we hereby offer to purchase for cash up to 25% of each optionholder’s options to purchase shares of our Class A common stock that were outstanding on January 25, 2016 (the date of the merger agreement), and no more than that amount. Taking into account options that have been exercised since January 25, 2016, options to acquire up to 1,585,731 shares of our Class A common stock may be validly tendered in the offer.

Upon the completion of the offer, options that have been validly tendered in the offer will be cancelled and converted into the right to right to receive, for each cancelled option to purchase one share of Talmer Class A common stock, cash in an amount equal to the “Option Cash-Out Consideration,” less any required withholding taxes. “Option Cash-Out Consideration” means, for each cancelled option, cash in an amount equal to (i) the sum of (A) the product of (x) 0.4725 (the exchange ratio in the merger) multiplied by (y) the “Chemical Closing Price,” plus (B) $1.61, minus (ii) the per-share exercise price for such cancelled option. The “Chemical Closing Price” means the volume weighted average trading price on the NASDAQ Global Select Market of the common stock of Chemical Financial Corporation for the 15 full trading days ending on the second trading day immediately preceding the closing date of the merger. All options with the same exercise price will be cancelled for the same Option Cash-Out Consideration.

The time by which holders of options must validly tender their options is 5:00 p.m., Eastern Time, on August 29, 2016, unless we extend that date, which we call the “expiration date.” We will inform you via email of any extension and will make any required filings with the SEC that are associated with the extension. If the conditions to the merger agreement have not been satisfied or waived pursuant to the merger agreement on or before the expiration date, we expect to extend the offer to a date on which we reasonably believe that such conditions will be satisfied or waived. We expect this offer and the merger will be completed on or about the same date. See “The Offer ‒ Extension, Amendment and Termination of the Offer.” Payment for options validly tendered in accordance with the offer will be made promptly after the expiration date of the offer, on or about the closing date of the merger. See “The Offer ‒ Acceptance of and Payment for the Options.”

All options that an optionholder could have tendered in the tender offer but does not tender (or exercise before the closing date of the merger) will be converted into Chemical stock options in accordance with the terms of the merger agreement. Therefore, as of the effective time of the merger, each outstanding Talmer stock option (excluding any Talmer stock options cancelled immediately before the effective time pursuant to this tender offer) will be assumed by Chemical substantially in accordance with the terms of Talmer’s stock plans and any applicable award agreements and will be converted into a stock option with respect to the number of shares of Chemical common stock equal to the product of (i) the total number of shares of Talmer Class A common stock subject to such Talmer stock option, multiplied by (ii) the equity award exchange ratio (defined below), rounded up or down, if necessary, to the nearest whole share of Chemical common stock. The per-share exercise price of such Talmer stock option will be adjusted to equal the quotient of (a) the exercise price per share of Talmer Class A common stock at which such stock option was exercisable immediately prior to the effective time, divided by (b) the equity award exchange ratio, rounded up or down to the nearest whole cent, if necessary. The “equity award exchange ratio” means the sum of (i) the exchange ratio (0.4725), plus (ii) the quotient of (a) the cash consideration ($1.61) divided by (b) the Chemical Closing Price.

Purpose of the Offer

This offer is being made in connection with the proposed merger with Chemical pursuant to the merger agreement dated January 25, 2016 by and between Talmer and Chemical. See “The Merger ‒ General.” In connection with its consideration of the merger agreement and related matters, the board of directors of Talmer, based on a recommendation of its compensation committee, approved this tender offer in light of the following considerations. All of Talmer’s stock options are already fully vested, and Talmer’s directors and officers could already exercise their options and sell the shares they acquired by exercising options into the market in accordance with SEC Rule 144 and subject to applicable securities laws. Talmer and Chemical viewed the stock option cancellation provision (through this tender offer) as beneficial because it would create a fully-transparent and organized process for holders of Talmer stock options, particularly Talmer’s directors and officers, who have a high ownership stake in Talmer relative to other peer institutions, including Chemical, to divest a portion of their stock options to bring their ownership in the combined company closer in line with that of Chemical’s insiders and the insiders of other peer institutions. In addition, allowing holders of Talmer stock options to cash-out a portion of their Talmer stock options in this manner would also alert the market to the details of these possible transactions well in advance of the merger, which would provide an opportunity for increased disclosure and market clarity. The committee reviewed the stock option cancellation provision, discussed these possible benefits and determined that it was fair to and in the best interests of Talmer and its shareholders.

Conditions

The offer is conditioned on the satisfaction or waiver of all conditions in the merger agreement; these numerous conditions are described in “The Merger - Conditions to Consummation of the Merger.” We do not intend to complete the offer unless we expect the merger to be completed on or about the same date as the completion of the offer by payment of cash to optionholders who have validly tendered options in the offer. The offer is not conditioned on the participation by any minimum number of optionholders electing to participate in the offer or to any minimum total number of shares subject to options being validly tendered and not withdrawn.

In some circumstances, if the closing conditions in the merger agreement are waived, the expiration date of the offer will be extended as required by law.

Procedures for Tendering Options

For the holder of an option to participate in this offer and validly tender a portion of his or her options, a properly completed and duly executed election form, or facsimile of the form, with any other required documents, must be received by us at or before 5:00 p.m., Eastern Time, on the expiration date (as it may be extended) at the address or the facsimile number or email address listed on page ii of this offer to purchase. You must deliver your election form by hand delivery, mail, facsimile or email (PDF). You do not need to return your stock option agreement(s) for your options to validly tender your options in this offer.

The tendering of options pursuant to the offer by the procedure set forth above will constitute your acceptance of the terms and conditions of the offer. Our acceptance of the options you tender pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

The method of delivery of the election form is at the election and risk of the submitting optionholder. Delivery of the election form will be deemed made only when we actually receive it. If an optionholder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested. If an optionholder chooses to deliver by facsimile or email, we recommend that the holder confirm our receipt of the facsimile transmission or email by calling us at the telephone number listed on page ii of this offer to purchase and on the election form itself. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent tenders of options will be accepted.

If you elect to participate in this offer, you may tender up to 25% of your options to purchase shares of our Class A common stock that were outstanding on January 25, 2016 (the date of the merger agreement), and no more than that amount. Because the offer is being made to each optionholder for up to the specified percentage, and no more, of that optionholder’s options, the offering cannot be oversubscribed (and the offer accordingly includes no provisions for proration).

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered options will be determined by us in our discretion. We reserve the right to reject any and all election forms that we determine in our discretion are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right in our discretion to waive any defect or irregularity in the election form of any particular optionholder, whether or not similar defects or irregularities are waived in the case of other optionholders. However, if we waive a condition, it will be waived for all optionholders. Our interpretation of the terms and conditions of the offer, including the instructions in the election form, will be final and binding. We will not be under any duty to give notification of any defects or irregularities in election forms or any notices of withdrawal and will not be liable for failure to give any such notification.

Acceptance of and Payment for the Options

Upon the terms and subject to the conditions of the offer and promptly after the expiration date, we will accept for cancellation and payment all options that, subject to our right to extend, terminate or amend the offer, have been validly tendered and have not:

•	expired before the expiration of this offer;

•	been validly withdrawn from this offer by the optionholder; or

•	been exercised by the optionholder before the expiration of this offer.

For purposes of this offer, we will be deemed to have accepted for cancellation and payment all options validly tendered and not expired, exercised or properly withdrawn before the expiration date if, as and when we give oral or written notice of our acceptance of the options.

If the offer is completed, validly tendered options will be paid for promptly after the expiration date, on or about the closing date of the merger, in one of the following ways:

•	If you are an employee, the payment will be paid through our payroll system.

•	If you are a consultant, former employee or a non-employee director, you must provide wire transfer instructions to us so that we can pay you by wire transfer.

Withdrawal Rights

Validly tendered options may be withdrawn at any time at or before 5:00 p.m., Eastern Time, on the expiration date. If the offer is terminated without any options being purchased, then all election forms received in this offer will be promptly destroyed or returned to the submitting optionholders. In addition, if we have not accepted your tendered options before 5:00 p.m., Eastern Time, on September 13, 2016, you may withdraw your options any time thereafter.

For a withdrawal of validly tendered options to be effective, a properly completed and duly executed notice of withdrawal (withdrawal letter) must be received by us at or before 5:00 p.m., Eastern Time, on the expiration date (or the later date specified above, if applicable) at the address or the facsimile number or email address listed on page ii of this offer to purchase. A withdrawal letter must be signed by you and will result in the withdrawal of your previously tendered options as specified in the withdrawal letter. If we extend the offer, you may withdraw your validly tendered options at any time until the extended expiration date of the offer. We will accept a copy of your withdrawal letter only by hand delivery, mail, facsimile or email (PDF).

Neither Talmer nor any other person is obligated to give notice of any defects or irregularities in any withdrawal letter, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of withdrawal letter. Our determination of these matters will be final and binding.

Withdrawals of previously tendered options may not be rescinded, and any options properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Properly withdrawn options may, however, be tendered by again following the procedures described above in “The Offer ‒ Procedures for Tendering Options” at any time at or before 5:00 p.m., Eastern Time, on the expiration date.

Withdrawals of tendered options can be accomplished only in accordance with the foregoing procedures.

Extension, Amendment and Termination of the Offer

We may, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options tendered by notifying you via email not later 9:00 a.m., Eastern Time, on the business day after the then-scheduled expiration date. If the conditions to the merger agreement have not been satisfied or waived pursuant to the merger agreement on or before the expiration date, we expect that we would extend the expiration of the tender offer to a date on which we reasonably believe such conditions will be satisfied or waived so that the tender offer and the merger can be completed on or about the same date.

Subject to applicable law, before the expiration date, we reserve the right, in our discretion, and regardless of whether any of the conditions specified above in “The Offer ‒ Conditions” has occurred or is deemed by us to have occurred, to amend the terms of the offer in any respect. As long as we comply with all applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to optionholders. If we amend the offer, we will notify you via email on the date of that amendment.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will notify you via email. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will pay you for your options, we will notify you via email. If the offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least 10 business days after the date we notify you.

We reserve the right, in our sole discretion, to terminate the offer at any time before the expiration date; provided, however, that the offer may only be terminated before the expiration date pursuant to the offer conditions stated herein. If the merger agreement is terminated, we intend to terminate this offer, and if the offer is terminated before the expiration date, (a) we will not pay any consideration in exchange for options tendered to us, (b) we will promptly notify each optionholder who has elected to participate in the offer of such termination and (c) we will promptly return or destroy each election form. Following a termination of this offer, you would continue to hold your options to acquire our Class A common stock under the same terms and conditions as applied before the offer.

We will also announce any extension of, amendment to or termination of the offer by making the appropriate filing with the SEC.

Source and Amount of Funds

We estimate that the maximum aggregate amount of funds that will be required for us to pay the total aggregate consideration in the offer will be approximately $22,686,127.48, including estimated fees and expenses relating to the offer. In calculating this estimate, we have assumed that options to acquire an aggregate of 1,585,731 shares of Class A common stock will be purchased at the applicable purchase price. The payment for each such option will be calculated as follows: the optionholder will be entitled to receive, for each cancelled option to purchase one share of Talmer Class A common stock, cash in an amount equal to the “Option Cash-Out Consideration,” less any required withholding taxes. As noted above, Option Cash-Out Consideration means, for each cancelled option, cash in an amount equal to (i) the sum of (A) the product of (x) 0.4725 (the exchange ratio in the merger) multiplied by (y) the “Chemical Closing Price,” plus (B) $1.61, minus (ii) the per-share exercise price for such cancelled option. The “Chemical Closing Price” means the volume weighted average trading price on the NASDAQ Global Select Market of the common stock of Chemical Financial Corporation for the 15 full trading days ending on the second trading day immediately preceding the closing date of the merger. All options with the same exercise price will be cancelled for the same Option Cash-Out Consideration. For purposes of calculating the estimate, we have assumed that the Chemical Closing Price will be equal to $39.10 per share, the average of the high and low prices per share of Chemical Financial Corporation common stock as reported on the NASDAQ Global Select Market on July 15, 2016, and that each optionholder (other than the four members of the compensation committee of the board of directors, who have indicated that they will not participate in the offer) will elect to participate in the offer and tender the full 25% of his or her options stock that were outstanding on January 25, 2016 by tendering the options with the lowest exercise prices to produce the highest Option Cash-Out Consideration.

Chemical will be the surviving corporation in the merger and will pay, out of its available cash, the aggregate Option Cash-Out Consideration on the closing date of the merger.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options

Our directors and executive officers who hold options may participate in the offer on the same terms as all other optionholders. If the merger is completed, we will purchase their tendered options on the same terms offered to any other optionholder. The following individuals are our executive officers and directors. The third column identifies the number of shares that each may purchase by exercising the options that he or she holds as of July 19, 2016:

Name	Position	Number of Shares Subject to Options

David Provost	Chief Executive Officer, President and Director of Talmer and Chief Executive Officer and Chairman of Talmer Bank	1,907,924
Gary Torgow	Chairman of Talmer and the Board of Directors	1,645,000
Dennis Klaeser	Chief Financial Officer and Executive Managing Director of Talmer and Talmer Bank	450,000
Gary Collins	Vice Chairman and Director of Talmer and Talmer Bank	325,000
Thomas Shafer	Chief Operating Officer of Talmer and President of Talmer Bank	450,000
Bradley Adams	Executive Managing Director - Corporate Development of Talmer and Talmer Bank	200,000
Gregory Bixby	Executive Managing Director and Chief Information Officer of Talmer and Talmer Bank	150,000
James Dunn(1)	Executive Managing Director and Chief Legal Counsel of Talmer Bank and Secretary of Talmer	150,000
Karl Grunawalt	Executive Managing Director and Chief Credit Officer of Talmer Bank	0
Kathleen Wendt(2)	Executive Managing Director and Chief Accounting Officer of Talmer and Talmer Bank	80,000
Max Berlin(3)	Director of Talmer and Talmer Bank	0
Jennifer Granholm	Director of Talmer and Talmer Bank	35,000
Paul Hodges, III	Director of Talmer and Talmer Bank	0
Ronald Klein(3)	Director of Talmer and Talmer Bank	40,000
Barbara Mahone(3)	Director of Talmer and Talmer Bank	0
Robert Naftaly	Director of Talmer and Talmer Bank	50,000
Albert Papa	Director of Talmer and Talmer Bank	0
Thomas Schellenberg(3)	Director of Talmer and Talmer Bank	25,000
Arthur Weiss	Director of Talmer and Talmer Bank	0

(1) Because Mr. Dunn held 245,000 options as of January 25, 2016, he can tender up to 61,250 options.
(2) Because Ms. Wendt held 110,000 options as of January 25, 2016, she can tender up to 27,500 options.
(3) Denotes the members of the compensation committee, who have indicated that they will not participate in the tender offer.

The business address and telephone number of each of the above executive officers and directors is c/o Talmer Bancorp, Inc., 2301 West Big Beaver Road, Suite 525, Troy, Michigan 48084.

As of July 19, 2016, our executive officers and directors (other than members of the compensation committee, who have indicated that they will not participate), as a group, beneficially owned options to purchase a total of 5,442,924 shares of Class A common stock, which represented approximately 91.26% of all options outstanding as of that date.

Neither Talmer nor any of our directors or executive officers engaged in transactions involving the options during the 60 days before the commencement of the offer, except that:

•
James Dunn, Executive Managing Director and Chief Legal Counsel of Talmer Bank and Secretary of Talmer, on May 10, 2016 exercised options to purchase 50,000 shares of our Class A common stock at an exercise price of $6.00 per share and exercised options to purchase 34,000 shares of our Class A common stock at an exercise price of $3.50 per share, in each case on a cashless basis as permitted by the terms of the options. A total of 44,588 shares valued at $19.63 per share were withheld in payment of the exercise price and required tax withholdings. On May 31, 2016, Mr. Dunn sold 39,412 shares of our Class A common stock at a weighted average price of $19.90.

•
Paul Hodges, Director of Talmer and Talmer Bank, on June 6, 2016 exercised options to purchase 25,000 shares of our Class A common stock at an exercise price of $6.00 per share and exercised options to purchase 25,000 shares of our Class A common stock at an exercise price of $8.25 per share, in each case on a cashless basis as permitted by the terms of the options. A total of 17,515 shares valued at $20.34 per share were withheld in payment of the exercise price. On June 9, 2016 and on June 10, 2016, Mr. Hodges sold 85,585 shares at a weighted average price of $20.01 and 1,100 shares at a weighted average price of $20.00, respectively, of our Class A common stock.

For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, see “The Merger ‒ Interests of Certain Talmer Directors and Executive Officers in the Merger” in the joint proxy statement and prospectus and our other filings with the SEC that are referred to in this offer to purchase. See “Available Information.” In addition, except as otherwise described or referred to above, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Cancellation of Options We Acquire in the Offer; Accounting Consequences of the Offer

All options that we purchase in connection with the offer will be cancelled. Concurrently with the consummation of the merger, we will account for any payments made in excess of the fair value to optionholders in connection with the offer as compensation or other expense in our income statement for the period ended immediately before the closing of the merger.

Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition, ownership or cancellation of the options as described in the offer or the payment for tendered options. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options tendered to us. We may not be able to obtain any required approval or take any other required action. Our obligation under the offer to accept tendered options for cancellation and payment is subject to the conditions described in “The Offer ‒ Conditions.”

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer. Our officers and employees, who will not be specifically compensated for such services, may contact optionholders by mail, telephone, facsimile, email and in person regarding the offer.

No Appraisal Rights

Optionholders do not have any appraisal or dissenters’ rights under the Michigan Business Corporation Act in connection with the offer.

Issuer Information

The address of Talmer’s principal executive offices is Talmer Bancorp, Inc., 2301 West Big Beaver Road, Suite 525, Troy, Michigan 48084. Its telephone number is (248) 498-2802.

Market and Trading Information

There is no established trading market for the options. Our Class A common stock began trading on the NASDAQ Capital Market under the symbol “TLMR” on February 12, 2014. The following table contains a summary of the high and low sales prices for shares of our Class A common stock for the periods indicated:

Quarter Ended	High	Low
June 30, 2016	$20.50	$17.43
March 31, 2016	18.37	14.51
December 31, 2015	18.71	15.63
September 30, 2015	18.16	15.00
June 30, 2015	17.39	15.17
March 31, 2015	15.62	12.65
December 31, 2014	14.80	13.47
September 30, 2014	14.99	13.00

The closing sale price of our Class A common stock as reported on the NASDAQ Capital Market on January 25, 2016, the last trading day before our press release announcing the signing of the merger agreement, was $16.00 per share. On July 15, 2016, the closing price of our Class A common stock on the NASDAQ Capital Market was $20.12 per share. You are encouraged to obtain current market quotations for our Class A common stock before making any decision with respect to the offer.

Miscellaneous

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as provided in “Available Information” with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options in the offer or as to the purchase price or prices at which you may choose to tender your options. You should rely only on the information contained in this offer to purchase, the election form or documents to which we have referred. We have not authorized any person to give any information or to make any representations in connection with the offer other than those contained in this offer to purchase and the related election form. If anyone makes any recommendation or gives any information or representation to you, you must not rely on that recommendation, information or representation as having been authorized by us.

THE MERGER

General

We are making this offer in connection with our proposed merger with Chemical. Pursuant to the merger agreement, holders of shares of our Class A common stock at the time of the merger will receive 0.4725 shares of Chemical common stock and $1.61 in cash, without interest, for each share of Talmer Class A common stock that they own. As a result of this merger, Chemical will be the surviving corporation, and all shares of our Class A common stock outstanding before the consummation of the merger will be cancelled.

Conditions to Consummation of the Merger

The respective obligations of Chemical, on the one hand, and Talmer, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the approval of the merger agreement by holders of a majority of the outstanding shares of Talmer Class A common stock;

•
the approval of each of the merger agreement and the amendment to Chemical’s Articles of Incorporation to increase the number of authorized shares of common stock by holders of a majority of the outstanding shares of Chemical common stock, and the approval of the issuance of Chemical common stock constituting the merger consideration by a majority of the votes cast by the holders of shares of Chemical common stock entitled to vote on the action;

•	the authorization for listing on the NASDAQ Global Select Market of the Chemical common stock to be issued pursuant to the merger, subject to official notice of issuance;

•
the declaration by the SEC of the effectiveness of the registration statement of which the joint proxy statement and prospectus forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC for such purpose;

•
the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction, or any other legal restraint or prohibition, preventing consummation of the merger or any other transaction contemplated by the merger agreement, and the absence of any law, regulation, order or decree prohibiting or making illegal the consummation of the merger; and

•
the receipt and effectiveness of all required regulatory approvals, excluding regulatory approvals applicable solely to the consolidation of the parties’ respective subsidiary banks, the expiration of all statutory notice and waiting periods in respect of such regulatory approval, and the absence of any condition or restriction in connection with any such regulatory approval that would have a material adverse effect on the surviving corporation.

In addition, the obligations of Talmer to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•
(i) the representations and warranties of Chemical (other than certain representations related to Chemical’s authorization and adoption of the merger agreement, enforceability of the merger agreement against Chemical, Chemical’s organization and good standing, Chemical’s capital stock, and the absence of certain changes or events), without giving effect to any limitation as to “materiality” or “material adverse effect” contained therein, being true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Chemical, and (ii) certain representations and warranties related to Chemical’s authorization and adoption of the merger agreement, enforceability of the merger agreement against Chemical, Chemical’s organization and good standing, Chemical’s capital stock, and the absence of certain changes or events being true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date) in all material respects;

•	Chemical having performed in all material respects all of the obligations required to be performed by it under the merger agreement at or before the effective time of the merger;

•
Chemical having delivered to Talmer a certificate, dated as of the closing date, executed on behalf of Chemical by its chief executive officer or chief financial officer certifying as to the satisfaction of the conditions described in the preceding two paragraphs;

•
the absence of any change, state of facts, event, development or effect since September 30, 2015 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Chemical; and

•
the receipt by Talmer from Nelson Mullins Riley & Scarborough LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that Talmer and Chemical will each be party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, the obligations of Chemical to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•
(i) the representations and warranties of Talmer (other than certain representations related to Talmer’s authorization and adoption of the merger agreement, enforceability of the merger agreement against Talmer, Talmer’s organization and good standing, Talmer’s capital stock, and the absence of certain changes or events), without giving effect to any limitation as to “materiality” or “material adverse effect” contained therein, being true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Talmer, and (ii) certain representations and warranties related to Talmer’s authorization and adoption of the merger agreement, enforceability of the merger agreement against Talmer, Talmer’s organization and good standing, Talmer’s capital stock, and the absence of certain changes or events being true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date must be true and correct as of such date) in all material respects;

•	Talmer having performed in all material respects all of the obligations required to be performed by it under the merger agreement at or before the closing;

•
Talmer having delivered to Chemical a certificate, dated as of the closing date, executed on behalf of Talmer by its chief executive officer or chief financial officer certifying as to the satisfaction of the conditions described in the preceding two paragraphs;

•
the absence of any change, state of facts, event, development or effect since September 30, 2015 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Talmer; and

•
the receipt by Chemical from Warner Norcross & Judd LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Talmer and Chemical will each be party to that reorganization within the meaning of Section 368(b) of the Code.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes the material U.S. federal income tax consequences of the offer to individuals who were granted their options in connection with the performance of services. This discussion addresses tax consequences to citizens or residents of the United States. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and the regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. If you are considering tendering your options, you should consult your own tax adviser concerning the tax consequences to you of tendering in light of your personal circumstances.

Consequences to optionholders who tender a portion of their options in the offer: If you tender a portion of your options in the offer and your options are accepted for cancellation, upon completion of the offer, you will recognize ordinary income in an amount equal to the amount of cash that is payable to you for your options (before reduction for any applicable withholding taxes).

If you are a current or former employee of Talmer, your ordinary income will be wage income to you. As such, the amount of cash that is payable to you for your options (before reduction for any applicable withholding taxes) will be subject to U.S. federal, and possibly state and local, income and employment (FICA and Medicare) withholding taxes at the applicable withholding rates on the amount of the payment.

If you are not a current or former employee of Talmer, your ordinary income will be self-employment income, which will be subject to U.S. federal self-employment tax, which is not a withholding tax. The amount of cash that is payable to you for your options (before reduction for any applicable backup withholding taxes) will be subject to U.S. federal backup withholding tax at a rate of 28%, and possibly state and local backup withholding at the applicable rates, unless you provide to us a properly completed and executed Form W-9 or substitute form.

All U.S. federal income and backup withholding tax that is withheld from your payment will be creditable against your U.S. federal income tax liability. If any such amount, together with any other U.S. federal income or backup withholding tax and any other tax payments made with respect to your U.S. federal income tax liability for the applicable tax year, exceeds your U.S. federal income tax liability for such tax year, the excess amount may be refundable to you.

The amount of your ordinary income and the amount of any U.S. federal withholding taxes that are withheld from your payments will be reported to you and the Internal Revenue Service.

Consequences to optionholders who do not tender any portion of their options in the offer: If you do not tender any portion of your options in the offer, you will not have any current tax consequences as a result of the offer.

INFORMATION REGARDING JOINT PROXY STATEMENT AND PROSPECTUS

The merger and the merger agreement between Talmer and Chemical are described in the joint proxy statement and prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Chemical, which constitutes a prospectus of Chemical under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Chemical common stock to be offered to Talmer shareholders in connection with the merger. The joint proxy statement and prospectus also constitutes (a) a joint proxy statement for both Chemical and Talmer under Section 14(a) of the Exchange Act, and (b) a notice of meeting with respect to the special meeting of Chemical shareholders and a notice of meeting with respect to the special meeting of Talmer shareholders. We are enclosing a copy of the definitive joint proxy statement and prospectus with this offer to purchase. You may also obtain a free copy of the definitive joint proxy statement and prospectus and other relevant documents filed with the SEC from our website at www.talmerbank.com or the SEC’s website at www.sec.gov. You may also obtain a free copy of the definitive joint proxy statement and prospectus and other documents by directing a request by mail, telephone or email to Talmer Bancorp, Inc., 2301 West Big Beaver Road, Suite 525, Troy, Michigan 48084; Attention: Tera Varde, CPA, Managing Director and Financial Reporting Director; telephone: (248) 244-6969; facsimile: (248) 269-4961; tvarde@talmerbank.com.

You should read the joint proxy statement and prospectus carefully before making any decision concerning the merger. You are urged to read joint proxy statement and prospectus, and any other relevant documents relating to the proposed merger when they become available, because they will contain important information.

We and our directors, executive officers and members of management may be deemed to be “participants” in the solicitation of proxies from our shareholders in favor of the merger agreement. Information regarding the persons who may be considered “participants” in the solicitation of proxies and their direct and indirect interests in the merger is provided in the joint proxy statement and prospectus referenced above.

AVAILABLE INFORMATION

This offer to purchase is a part of a Tender Offer Statement on Schedule TO, which we have filed with the SEC. This offer to purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials described in the following paragraph that we have filed with the SEC before making a decision on whether to tender a portion of your options.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, we file those reports and other information with the SEC electronically, and the SEC maintains an internet website located at www.sec.gov containing this information. The reports and other information that we file with the SEC is also available at our website, www.talmerbank.com. Information included on our websites is not incorporated by reference into this joint proxy statement and prospectus.

You can obtain any reports, proxy statements or other information we file with the SEC, without charge, electronically at the SEC’s website above. In addition, we will provide you with copies of any reports, proxy statements or other information we file with the SEC, without charge, upon written or oral request to: Talmer Bancorp, Inc., 2301 West Big Beaver Road, Suite 525, Troy, Michigan 48084, Attention: Brad Adams, telephone no. (248) 489-2852.

Additional information concerning Talmer may be found in the following documents we have filed (other than those portions of the documents deemed to be furnished and not filed) with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 29, 2016, as amended by the Amendment to such Annual Report filed on March 30, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed on May 6, 2016;

•	Current Reports on Form 8-K or Form 8-K/A filed January 26, 2016, February 1, 2016, February 11, 2016, February 26, 2016, April 27, 2016, July 7, 2016 and July 11, 2016;

•	Definitive Joint Proxy Statement and Prospectus of Talmer Bancorp, Inc. and Chemical Financial Corporation included in the Schedule 14A filed by Talmer Bancorp, Inc. with the SEC on June 13, 2016; and

•	Tender Offer Statement on Schedule TO filed on July 19, 2016.

This page intentionally left blank.